Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, (this “Agreement”), effective upon the 3rd of June, 2005 (the “Effective Date”), is by and between investment management company Bushido Capital Partners, Ltd. (“Consultant”), a Cayman Islands exempt company with offices at 275 Seventh Avenue, Suite 2000,  New York, NY 10001 and Vistula Communications Services, Inc., a Delaware corporation with offices at Suite 801, 405 Park Avenue, New York, New York 10022 (“Company”), singularly and collectively referred to herein as the “Party” or “Parties,” respectively.

W I T N E S S E T H:

WHEREAS, Consultant occasionally provides advisory and consulting services to public and private companies to assist them in raising equity and/or debt capital primarily from institutional investors; and,

WHEREAS, Company wishes Consultant to provide to Company advice and consultation services regarding Company’s interest in raising capital through private and/or public capital markets and Consultant wishes to provide such services;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Services.  During the Term, as hereafter defined, Consultant hereby agrees, at the request of and as directed by the Chief Executive Officer and/or Chief Financial Officer of Company, to provide business consulting services to Company, which shall include but not be limited to advising Company on credit line formation for Company’s wholesale business and introducing potential credit line provider(s) to Company (collectively, the “Services”).

2.                                       Compensation.

a.                                       For Services rendered by Consultant hereunder, the Company shall pay Consultant a fee equal to $200,000 in cash (“Cash Fee”), and shall issue to Consultant a warrant (the “Warrant”) to purchase 200,000 shares (the “Warrant Shares”) of Company’s common stock (“Common Stock”) at an exercise price of $1.00 per share (the “Exercise Price”).  The Warrant shall have a term of exercise equal to five (5) years. The Warrant shall become exercisable solely in the event that the Company obtains a credit line for receivables financing of the Company’s wholesale call services business in an aggregate amount of $5,000,000 or more within one year following the date of this Agreement, irrespective of whether the provider of the credit line was introduced to the Company by Consultant in connection with the performance of the Services by Consultant hereunder.

b.                                      If at any time after one year from the date of issuance of the Warrant there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by Consultant, then this Warrant may also be exercised at such time by means of a “cashless exercise” in which the Consultant shall be entitled to receive a certificate for the number of Warrant shares equal to the quotient obtained by dividing [(A-B) (X)] by (A) where:

i.                  (A) = Volume Weighted Average Price of the Common Stock on the Trading Day immediately preceding the date of such election;

ii.               (B) = the Exercise Price of this Warrant, as adjusted in accordance with the terms of the Warrant; and

iii.            (X) = the number of Warrant Shares issuable upon exercise of the Warrant in accordance with the terms of the Warrant by means of a cash exercise rather than a cashless exercise.

For the purposes of this Agreement and the Warrant, (i) the term ‘Volume Weighted Average Price” shall mean for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b)  if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as reasonably determined by the board of directors of Company;  (ii) the term “Trading Day” means a day on which the Common Stock is traded on a Trading Market; and (iii) ”Trading Market” means, as applicable, the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the OTC Bulletin Board or the “Pink Sheets” published by the Pink Sheets LLC.

c.                                       The Warrant and fifty percent (50%) of the Cash Fee shall be issued and paid, respectively, to Consultant on the Effective Date.  The remaining fifty percent (50%) of the Cash Fee shall be paid to Consultant in six (6) equal installments of $16,666.67 per month, to be paid on or before the third day of each calendar month, beginning on July 3, 2005, and continuing for a period of six (6) consecutive calendar months until fully paid.

d.                                      For the avoidance of doubt, Consultant shall not be entitled to any compensation or other payments from Company with respect to advice provided or other services performed by Consultant prior to the date of this Agreement, including without limitation any advice provided or other services performed in connection with the Company’s convertible debt and warrant financing completed in February/March 2005 (the “Past Services”), and Consultant hereby acknowledges and agrees that it is not entitled to any compensation arising from or in connection with the Past Services.

3.                                       Term. This Agreement shall commence as of the Effective Date and shall expire on the later of: (i) the date six (6) calendar months from the Effective Date, or (ii) the date sixty (60) days from the first day of trading of the Company’s Common Stock on one of the following North American public stock exchanges: New York Stock Exchange, American Stock Exchange, Nasdaq Stock Market and Over-the-Counter Bulletin Board (the “Term”), unless extended in writing by mutual consent of the Parties.

4.                                       No Representations, Warranties, Covenants or Agreement.  Except as set forth in this Agreement, neither party has made any representation, warranty, covenant or agreement with respect to the matters contained herein, and each party has not and will not rely on any representation, warranty, covenant or agreement with respect to the matters contained herein, except as set forth in this Agreement.

5.                                       Company Information.  The parties agree that Consultant will use and rely on data, material and other information furnished to Consultant by Company and Company shall be solely responsible for the accuracy of the data, material and other information furnished.

6.                                       Conflicts. Consultant represents and warrants to Company that it does not have a conflict of interest arising from or in connection with this Agreement and the performance by Consultant of the Services hereunder. In the event that during the Term a conflict of interest arises on the part of Consultant in connection with this Agreement or the performance by Consultant of its Services hereunder, it shall promptly (but not later than seven (7) days following the date on which the conflict arises) notify Company in writing of such conflict. In the event such notice is delivered to the Company, the Company shall have the right at any time thereafter to terminate this Agreement upon seven (7) days prior written notice to Consultant. In the event that the Company terminates the Agreement in accordance with the immediately preceding sentence, the Cash Fee for the month in which the termination occurs shall be prorated taking to account the actual number of days in the month in which the Agreement was in full force and effect.

7.                                       Indemnification.  Company agrees to indemnify and hold harmless Consultant from and against any and all losses, claims, damages, liabilities, suits, actions, proceedings, costs and expenses (collectively, “Damages”), including, without limitation, reasonable attorney fees and expenses, as and when incurred, if such Damages were directly caused by, relating to, based upon or arising out of Services rendered by Consultant under this Agreement, so long as Consultant shall not have engaged in illegal, intentional or willful misconduct, or shall not have acted in a negligent manner, in connection with the Services provided which form the basis of the claim for indemnification.  This paragraph shall survive the termination of this Agreement.

8.                                       Confidentiality. Consultant agrees that all non-public information concerning the Company which is provided or disclosed to Consultant, if any, in connection with this engagement shall be used solely in connection with the performance of the Services hereunder and shall be treated confidentially by Consultant for so long as it remains non-public.  Except as otherwise required by law or regulatory authority, Consultant shall not disclose this information to a third party without the consent of the Company. This paragraph shall survive the termination or expiration of this Agreement.

9.                                       Independent Contractors.  Consultant shall perform its services hereunder as an independent contractor and not as an employee of the Company or any affiliate thereof.  Each party shall have no authority to act for, represent or bind the other party or any affiliate thereof in any manner, except as may be expressly agreed to by the other party in writing.

10.                                 Arbitration.  In the event of any dispute under this Agreement, then and in such event, each party agrees that the same shall be submitted to the American Arbitration Association (“AAA”) in the City of New York or nearest city, for its decision and determination in accordance with its rules and regulation then in effect.  Each of the parties agrees that the decision and/or award made by the AAA may be entered as judgment of the Courts of the State of New York, and shall be enforceable as such.  The losing party in any such arbitration shall pay the reasonable attorneys’ fees and expenses of the winning party; provided, that, if there is a ruling as to which each party claims partial victory, the principle stated herein shall nevertheless remain in effect proportionately, and the arbitrator shall be required to apportion such fees and expenses between the parties on the basis of such principle.

11.                                 Notices.  Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by (a) nationally recognized overnight courier, (b) facsimile transmission electronically verified and confirmed, (c) electronic mail transmission electronically verified and confirmed, (d) hand delivery against receipt, (e) registered or certified mail, return receipt requested, in each case addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

12.                                 Miscellaneous.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties.  This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors, legal representatives and assigns.  This Agreement shall not be assigned by either party without the written consent of the other party.  This Agreement may be executed in counterparts.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws.

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IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the Effective Date: June 3, 2005

VISTULA COMMUNICATIONS		BUSHIDO CAPITAL PARTNERS, LTD
SERVICES, INC.

By:	/s/ Rupert Galliers-Pratt	By:	/s/ Ron Dagar
Name: Rupert Galliers-Pratt		Name:	Ron Dagar
Title: CEO/President		Title:	Partner